Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                         Nine Months Ended
                            September 30,           Year Ended December 31,
                         ---------------   ------------------------------------
                            1996    1995    1995    1994    1993    1992   1991
                            ----    ----    ----    ----    ----    ----   ----
  Earnings:
   Income before
   income taxes and
   extraordinary item(a)  $1,469    $432  $  897  $1,280  $1,045   $ 963 $  848
  Add:
   Fixed charges             333     253     344     315     315     346    334

  Less:
  Capitalized interest        79      68      93      78      61      52     58
                          ------  ------  ------  ------  ------  ------ ------
   Total earnings         $1,723    $617  $1,148  $1,517  $1,299  $1,257 $1,124
                          ======  ======  ======  ======  ======  ====== ======

  Fixed Charges:
   Fixed charges on
   indebtedness,
   including amortization
    of debt discount and
    premium(a)             $ 252    $177  $  242  $  231  $  239  $  270 $  270

  Interest portion of
   operating lease
   rentals(b)                 81      76     102      84      76      76     64
                          ------  ------  ------  ------  ------  ------ ------
   Total fixed charges     $ 333    $253  $  344  $  315  $  315  $  346 $  334
                          ======  ======  ======  ======  ======  ====== ======
  Ratio of earnings to
   fixed charges            5.17    2.44    3.34    4.82    4.12    3.63   3.37
                          ======  ======  ======  ======  ======  =====  ======

  (a) Includes distributions on Trust preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.